                                                                   Exhibit 10.25


March 28, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


Kontron Mobile Computing, Inc. (the Company) has received a letter dated March 28, 2002 from Arthur Andersen LLP (Arthur Andersen) regarding the audit of the Company's financial statements as of December 30, 2001 and for the year then ended.

In this letter, Arthur Andersen represented that this audit was subject to its quality control system for its U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation.


Sincerely,

/s/ Thomas Sparrvik

Thomas Sparrvik
Chief Executive Officer
Kontron Mobile Computing, Inc.